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                                                                   Exhibit 23.1


INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors PICK Communications Corp.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-8 of our report dated March 5, 1999, except for portions of Notes 13 and 17, as to which the date is March 26, 1999; Notes 6 and 16, as to which the date is April 28, 1999; and except for the last two paragraphs of Note 17, as to which the dates are June 23, 1999 and July 23, 1999 on the financial statements of PICK Communications Corp. as of December 31, 1998, which appear in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York




November 12, 1999